Exhibit 99.1

IRIDEX Announces Preliminary Operational and Financial Results for 2018 Fourth Quarter and Full Year

Mountain View, Calif., January 8, 2019— IRIDEX Corporation (Nasdaq: IRIX) today provided preliminary operational and financial results for the fourth quarter and full year ended December 29, 2018.

Highlights

•	Shipped approximately 460 to 465 Cyclo G6® Glaucoma Laser Systems and 45,500 to 46,500 G6 probes in the full year 2018
•	Shipped approximately 119 to 124 Cyclo G6® Glaucoma Laser Systems and a record 12,000 to 13,000 G6 probes in the fourth quarter 2018
•	Total revenue for 2018 expected to be $42.1 million to $42.4 million, representing an increase of 1.3% to 2.0% over 2017
•	Total revenue for the fourth quarter of 2018 expected to be $11.0 million to $11.3 million, representing an increase of 7.4% to 10.3% over the fourth quarter of 2017

“Our fourth quarter results completed an exciting year for IRIDEX.  Our commercial teams continued to drive growth in Cyclo G6 placements and we shipped a record number of G6 probes in the quarter. Overall, I am encouraged by the progress we made throughout the year, as we executed on multiple fronts across the organization," said William M. Moore, Chairman and Chief Executive Officer. "Heading into 2019, we remain focused on driving awareness and sales among a broad base of glaucoma specialists and comprehensive ophthalmologists, while continuing to innovate and advance our platform to treat the spectrum of the disease."

These preliminary results are based on management's initial analysis of operations for the quarter and year ended December 29, 2018 and are subject to further internal review and audit by the Company's external auditors. IRIDEX expects to issue full 2018 financial results in early March 2019, at which time the Company plans to provide guidance for full year 2019.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX’s products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. IRIDEX is headquartered in Mountain View, CA.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the Company’s preliminary, unaudited Cyclo G6 system and probe shipments and revenues for the fourth quarter and full year 2018, and the timing of the release of the Company’s complete financial results for the fourth quarter and full year 2018 and guidance for full year 2019. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact:

Leigh Salvo

(415) 937-5404

investors@iridex.com

Media Contact:

Jamie Hall

Pascale Communications, LLC.

(724) 417-0167

jamie@pascalecommunications.com